Exhibit 99.1

Rocky Mountain Chocolate Factory Names Seasoned Executive and Food Industry Innovator, Rob Sarlls, as Chief Executive Officer

DURANGO, CO / ACCESSWIRE / May 6, 2022 / Rocky Mountain Chocolate Factory, Inc. (NASDAQ:RMCF) (the "Company" or "RMCF"), one of North America's largest retailers, franchisers, and manufacturers of premium, handcrafted chocolates and confections, today announced the appointment of Mr. Robert J. Sarlls as the Company’s next Chief Executive Officer, effective May 9, 2022.

Mr. Sarlls succeeds Mr. Bryan Merryman who has served as interim President and Chief Executive Officer since November of 2021.

The Board unanimously approved the appointment of Mr. Sarlls and has appointed him to serve on the Board of Directors.

Mr. Sarlls joins RMCF from Wyandot, Inc., where he served as President-& CEO for the past six years. In that time, he helped transform Wyandot from a regional contract manufacturer to a nationally recognized, B Corp certified market leader of plant-based, better for you snack foods. He is a recognized industry leader, recently serving as Chairman of SNAC International, the leading trade association for the global snack industry.

“I am honored to join Rocky Mountain Chocolate Factory and to have the privilege of leading its business transformation,” said Mr. Sarlls. “I am committed to working with our experienced and loyal team in Durango, along with our franchisees, partners, and enthusiastic Rocky Mountain consumers, to deliver on our brand’s value proposition. We want to provide a great Rocky Mountain experience for our consumers, whether in store, online or at home.”

Mr. Sarlls previously spent almost half a decade with John B. Sanfilippo & Son, Inc. (NASDAQ:JBSS), one of the largest nut processors in the world with over $800 million in sales. Prior to JBSS he was a senior advisor to domestic and international food and beverage businesses with several firms, most notably Rabobank, one of the largest financial institutions dedicated to the global food, beverages, and agribusiness space. He currently serves on the Board of Mennel Milling Company. He is a graduate of Harvard University.

The Company’s Board Chair, Ms. Elisabeth Charles, said “Rob is a proven transformational change leader who understands how to identify and develop growth strategies, refine operational and financial best practices, and create a dynamic culture that rewards excellence. We are confident Rob will build upon the Company’s legacy and bring tangible change and value creation for the business.”

Mr. Sarlls’ hiring is the latest step in the Board’s efforts to implement changes to transition the Company away from founder leadership and into its next phase to create value for the Company’s stockholders. Mr. Sarlls was hired after a thorough executive search and vetting process led by executive search firm O’Keefe & Partners.

About Rocky Mountain Chocolate Factory, Inc.

Rocky Mountain Chocolate Factory, Inc., headquartered in Durango, Colorado, is an international franchiser of gourmet chocolate, confection and self-serve frozen yogurt stores and a manufacturer of an extensive line of premium chocolates and other confectionery products. The Company, its subsidiaries and its franchisees and licensees operate more than 250 Rocky Mountain Chocolate Factory and self-serve frozen yogurt stores across the United States, South Korea, Qatar, the Republic of Panama, and The Republic of the Philippines. The Company's common stock is listed on the Nasdaq Global Market under the symbol "RMCF."

Forward-Looking Statements

This press release includes statements of the Company's expectations, intentions, plans and beliefs that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. The nature of the Company's operations and the environment in which it operates subjects it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. The statements, other than statements of historical fact, included in this press release are forward-looking statements. Many of the forward-looking statements contained in this press release may be identified by the use of forward-looking words such as "will," "intend," "believe," "expect," "anticipate," "should," "plan," "estimate," "potential," or similar expressions. Factors which could cause results to differ include, but are not limited to: the impact of the COVID-19 pandemic and global economic conditions on the Company's business, including, among other things, disruptions to our supply chain, including, but not limited to, raw materials and freight costs, the availability of qualified labor, online sales, factory sales, retail sales and royalty and marketing fees, the Company's liquidity, the Company's cost cutting and capital preservation measures, achievement of the anticipated potential benefits of the strategic alliance with Edible, the ability to provide products to Edible under the strategic alliance, Edible's ability to increase the Company's online sales through the agreements with Edible, the outcome of legal proceedings initiated against Immaculate Confections, the operator of RMCF locations in Canada, changes in the confectionery business environment, seasonality, consumer interest in the Company's products, general economic conditions, the success of the Company's frozen yogurt business, receptiveness of the Company's products internationally, consumer and retail trends, costs and availability of raw materials, competition, the success of the Company's co- branding strategy, the success of international expansion efforts and the effect of government regulations. Government regulations which the Company and its franchisees and licensees either are, or may be, subject to and which could cause results to differ from forward-looking statements include, but are not limited to: local, state and federal laws regarding health, sanitation, safety, building and fire codes, franchising, licensing, employment, manufacturing, packaging and distribution of food products and motor carriers. For a detailed discussion of the risks and uncertainties that may cause the Company's actual results to differ from the forward-looking statements contained herein, please see the section entitled "Risk Factors" contained in Item 1A. of the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 2021, as amended by Amendment No. 1 on Form 10-K/A filed on June 28, 2021. Additional factors that might cause such differences include, but are not limited to: the length and severity of the current COVID-19 pandemic and its effect on among other things, factory sales, retail sales, royalty and marketing fees and operations, the effect of any governmental action or mandated employer-paid benefits in response to the COVID-19 pandemic, and the Company's ability to manage costs and reduce expenditures in the current economic environment and the availability of additional financing if and when required. These forward-looking statements apply only as of the date hereof. As such they should not be unduly relied upon for more current circumstances. Except as required by law, the Company undertakes no obligation to release publicly any revisions to these forward- looking statements that might reflect events or circumstances occurring after the date of this press release or those that might reflect the occurrence of unanticipated events.

For Further Information, please contact

Rocky Mountain Chocolate Factory, Inc.
(970) 375-5678

SOURCE: Rocky Mountain Chocolate Factory, Inc.